Exhibit 10.26

CONSTRUCTION NOTE

$35,000,000.00	March 28, 2007

1.             FOR VALUE RECEIVED, OTTER TAIL AG ENTERPRlSES, LLC, a Minnesota limited liability company (the “Borrower”), hereby promises to pay to the order of AGSTAR FINANCIAL SERVICES, PCA (the “Lender”), the principal sum of Thirty-Five Million and No/100ths ($35,000,000.00) Dollars, or so much thereof as may be advanced to, or for the benefit of, the Borrower and be outstanding, with interest thereon, to be computed on each advance from the date of its disbursement as set forth herein pursuant to that certain Master Loan Agreement of even date herewith by and between the Lender and the Borrower (as it may be amended, modified, supplemented, extended or restated from time to time, the “MLA”), and pursuant to that certain First Supplement to the Master Loan Agreement, dated as of even date herewith, by and between the Lender and the Borrower (as it may be amended, modified, supplemented, extended or restated from time to time, the “First Supplement”), and which remains unpaid, in lawful money of the United States and immediately available funds. This Construction Note is issued pursuant to the terms and provisions of the MLA and the First Supplement and is entitled to all of the benefits provided for in the MLA and the First Supplement. All capitalized terms used and not defined herein shall have the meanings assigned to them in the MLA and the First Supplement.

2.             The outstanding principal balance of this Construction Note shall bear interest at a variable rate determined by Lender to be 315 basis points above the LIBOR Rate in effect on the date of the first Advance pursuant to this Construction Note. Notwithstanding the foregoing, the rate of interest under this Construction Note may be adjusted by Lender pursuant to the provisions of the MLA, the First Supplement and this Construction Note. On the Conversion Date, part or all of the outstanding principal balance under this Construction Note may, at Borrower’s option, be converted to a fixed rate of interest pursuant to the terms and conditions of the MLA and the First Supplement.

3.             The “LIBOR Rate” (London Interbank Offered Rate) means the rate (rounded upward to the nearest sixteenth and adjusted for reserves required on Eurocurrency Liabilities (as hereinafter defined) for banks subject to FRB Regulation D (as hereinafter defined) or required by any other federal law or regulation), quoted by the British Bankers Association (the “BBA”) at 11:00 a.m. London time two Banking Days (as hereinafter defined) before the commencement of the Interest Period for the offering of U.S. Dollar deposits in the London interbank market for an Interest Period of one month, as published by Bloomberg or another major information vendor listed on BBA’s official website. “Banking Day” shall mean a day on which Lender is open for business, dealings in U.S. Dollar deposits are being carried out in the London interbank market, and banks are open for business in New York City and London, England “Eurocurrency Liabilities” has the meaning as set forth in FRB Regulation D. “FRB Regulation D” means Regulation D as promulgated by the Board of Governors of the Federal Reserve System, 12 C.F.R. Part 204, as amended from time to time.

4.             The rate of interest due hereunder shall initially be determined as of the date hereof and shall thereafter be adjusted, as and when, the LIBOR Rate changes. All such adjustments to the rate of interest shall be made and become effective as of the first day of the month following the date of any change in the LIBOR Rate and shall remain in effect until and including the day immediately preceding the next such adjustment (each such day hereinafter being referred to as an “Adjustment

Date”). All such adjustments to said rate shall be made and become effective as of the Adjustment Date, and said rate as adjusted shall remain in effect until and including the day immediately preceding the next Adjustment Date. Interest hereunder shall be computed on the basis of  a year of three hundred sixty five (365) days, but charged for actual days principal is outstanding.

5.             Advances may only be made under this Construction Note until the Conversion Date after which no further advances may be made hereunder. No amounts may be readvanced under this Construction Note. Any principal repayment by the Borrower will reduce the Lender’s commitment on the Construction Loan.

6.             Prior to the Conversion Date, all interest accrued under this Construction Note shall be payable quarterly, on the first day of each January, April, July and October (each such date, a “Quarterly Payment Date”), commencing on the first Quarterly Payment Date following the date on which the first Advance is made hereunder, and continuing on each Quarterly Payment Date thereafter until the Conversion Date. On the Conversion Date, all outstanding accrued interest shall be paid in full.

7.             On the Conversion Date, $6,000,000.00 of the outstanding principal balance of this note shall be converted into the Term Revolving Note pursuant to the MLA and Second Supplement to the MLA. The remaining outstanding principal balance of this note shall be converted into a Term Loan pursuant to the MLA, the First Supplement and this Construction Note.

8.             Subject to the provisions of Section 2.07 and 2.08 of the MLA and Section 8 and 12 of the First Supplement, the portion of the Term Loan that has not been converted to a Fixed Rate Loan pursuant to Section 7(d) of the First Supplement shall bear interest at a variable rate equal to the LIBOR Rate plus 295 basis points.

9.             The Borrower shall have the option to convert an amount not to exceed fifty percent (50%) of the outstanding principal balance of this Note into a Fixed Rate Loan, as provided in Section 2.05 of the Loan Agreement and Section 7(d) of the First Supplement, which shall bear interest at a rate equal to 275 basis points in excess of a mutually agreeable known fixed rate benchmark rate, which is in effect on the Conversion Date, or such other rate of interest as agreed upon by the Lender and Borrower. Should the Borrower elect such fixed rate option, such rate of interest shall not be subject to any adjustments under Section 2.07 of the MLA.

10.           Beginning on the first (1st) day of the month following the month in which the Conversion Date occurs, and continuing on the first (1st) day of each succeeding month thereafter until the seventh month after the Conversion Date, the Borrower shall make monthly payments of accrued interest under the Term Loan. Beginning on the first (1st) day of the seventh month following the Conversion Date (the “Amortization Date”), and continuing on the first (1st) day of each succeeding month thereafter until the Maturity Date, the Borrower shall make equal monthly payments of principal and accrued interest in such amounts as would be required to fully amortize the entire outstanding principal balance of the Term Loan, together with accrued interest thereon, over a period of 114 months from the Amortization Date. The outstanding principal balance, together with all accrued interest, if not paid sooner, shall be due and payable in full on the Maturity Date. Following the Conversion Date, and in addition to all other payments of principal and interest required under the MLA, the Borrower shall annually remit to Lender the Excess Cash Flow Payment pursuant to Section 11 of the First Supplement.

11.           The outstanding principal balance hereof, together with all accrued interest, if not paid sooner, shall be due and payable in full on the fifth (5th) annual anniversary of the Conversion Date (the “Maturity Date”).

12.           All payments and prepayments shall, at the option of the Lender, be applied first to any costs of collection, second to any late charges, third to accrued interest and the remainder thereof to principal.

13.           This Construction Note may be prepaid at any time, at the option of the Borrower, either in whole or in part, subject to the obligations of the Borrower to compensate the Lender for any loss, cost or expense as a result of such prepayment as set forth in Section 2.10 of the MLA. This Construction Note is subject to mandatory prepayment, at the option of the Lender, as provided in the MLA.

14.           In addition to the rights and remedies set forth in the MLA and the First Supplement: (i) upon the occurrence and during the continuance of an Event of Default beyond any applicable cure period, if any, at Lender’s option in each instance, the unpaid balances under this Construction Note shall bear interest from the date of the Event of Default or such later date as Lender shall elect at 2% per annum in excess of the rate(s) of interest that would otherwise be in effect under the terms of this Construction Note; (ii) after the Maturity Date, whether by reason of acceleration or otherwise, the unpaid principal balance of this Construction Note (including without limitation, principal, interest, fees and expenses) shall automatically bear interest at 2% per annum in excess of the rate of interest that would otherwise be in effect under this Construction Note. Interest payable at the Default Rate shall be payable from time to time on demand or, if not sooner demanded, on the last day of each calendar month.

15.           If the Borrower fails to make any payment to Lender within ten (10) days of the due date thereof, the Borrower shall, in addition to such amount, pay a late charge equal to five percent (5%) of the amount of such payment.

16.           This Construction Note is secured by, among other instruments, a Mortgage, Security Agreement and Financing Statement covering various parcels of real property, fixtures, and personal property located in Otter Tail County, Minnesota. In the event any such security is found to be invalid for whatever reason, such invalidity shall constitute an event of default hereunder. All of the agreements, conditions, covenants, provisions, and stipulations contained in the Mortgage, or any instrument securing this Construction Note are hereby made a part of this Construction Note to the same extent and with the same force and effect as if they were fully set forth herein. It is agreed that time is of the essence of this Construction Note.

17.           Upon the occurrence at any time of an Event of Default or at any time thereafter, the outstanding principal balance hereof plus accrued interest hereon plus all other amounts due hereunder shall, at the option of the Lender, be immediately due and payable, without notice or demand and Lender shall be entitled to exercise all remedies provided in this Construction Note, the MLA, the First Supplement or any of the Loan Documents.

18.           Upon the continuing occurrence of an Event of Default, the Lender shall have the right to set off any and all amounts due hereunder by the Borrower to the Lender against any indebtedness or obligation of the Lender to the Borrower.

19.           The Borrower promises to pay all reasonable costs of collection of this Construction Note, including, but not limited to, reasonable attorneys’ fees paid or incurred by the Lender on account of such collection, whether or not suit is filed with respect thereto and whether or not such costs are paid or incurred, or to be paid or incurred, prior to or after the entry of judgment.

20.           Demand, presentment, protest and notice of nonpayment and dishonor of this Construction Note are hereby waived.

21.           This Construction Note shall be governed by and construed in accordance with the laws of the State of Minnesota.

22.           The Borrower hereby irrevocably submits to the jurisdiction of any Minnesota state court or federal court over any action or proceeding arising out of or relating to this Note, the MLA and any instrument, agreement or document related hereto or thereto, and the Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such Minnesota state or federal court. The Borrower hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. Nothing in this Construction Note shall affect the right of the Lender to bring any action or proceeding against the Borrower or its property in the courts of any other jurisdiction to the extent permitted by law.

OTTER TAIL AG ENTERPRISES, LLC
a Minnesota limited liability company

/s/ Jerry Larson
By: Jerry Larson
Its: President